STAAR SURGICAL

Second Quarter 2007 Conference

August 6, 2006, 2:00 p.m., PT

Operator

Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the STAAR Surgical second quarter 2007 conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Monday, August 6, 2007.

I would now like to turn the conference over to Doug Sherk with EVC Group. Please go ahead, sir.

D.	Sherk

Thank you, operator, and good afternoon, everyone. Thank you for joining us this afternoon for the STARR Surgical conference call to review the financial results for the second quarter of 2007 which ended on June 29th. The news release announcing the second quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally we have arranged for a taped replay of this call which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and remain available for 7 days. The dial in number to access the replay is 800-405-2236 or for international callers 303-590-3000. Both numbers will need a pass code of 11093439 followed by the pound sign.

This call is being broadcast live and an archived replay will also be available. To access the webcast go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events. We wish to caution you that all statements that are not statements of historical fact are forward-looking statements including any projections of earnings, revenue, sales, cash or other financial terms, any statements of the plans, strategy and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, the success of the transition of new management at Domilens, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainty which could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties include our limited capital resources and limited access to financing, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges.

Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition which can be adversely affected by general economic conditions and other factors beyond our control including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcome and does not intend to do so.

Now I’d like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical.

D.	Bailey

Thanks, Doug, and welcome everyone. Quarter 2 was a challenging quarter for the company. We did see some very favorable trends in international sales and solid progress to strengthen the U.S. management team with the addition of Robin Hughes and Craig Felberg, two executives highly accomplished in our industry. These positive developments were offset by two challenges in the U.S. In particular the uncertainty around the potential renewal of the two long term independent regional manager contracts distracted our largely independent sales force.

During and after the quarter we also devoted significant resources to our Toric ICL submission in the U.S. We made significant changes in our clinical areas as part of our response to a June 26th warning letter related to an inspection of our clinical records for the TICL. We will continue to expend significant additional resources this quarter as a result of the FDA directive we received on Friday to which we reference in our press release.

Overall, sales for the quarter were essentially flat to Q1 and flat versus prior year quarter with a significant difference in performance between our U.S. and international businesses between the two periods. Let’s first focus on international where we continue to deliver the kind of performance we would like to see across the whole business before taking time to explain our strategy for sales and marketing in the U.S.

In international, cataract sales rose 8% for the quarter versus quarter 2 ‘06 and 9% year-to-date versus ‘06 year-to-date. Significantly our German business continued to perform well following the forced management change earlier in the year and was up 8% versus prior year quarter and up 11% for the year-to-date ‘06. While currency accounted for some of this increase, the positive sales trend reflects excellent management focus that has turned the potential downside for our business into a steady upside and one that’s being realized somewhat faster than we had expected. With the additional changes we are making in Germany, growth should be sustained going forward.

For international ICL, the historical trend continued with the business growing 8% versus Q1 and up 32% versus Q2 ‘06. Year-to-date international ICL business is up 42% versus prior year. We are very pleased with the level of performance of both refractive and cataract segments of our businesses in international and we will be pursuing initiatives over the remainder of the year to sustain these trends.

Our analysis indicates that international should serve as benchmark for the total company potential in both segments of the business. As a result, management is taking the steps necessary to deliver on this potential in all geographies.

In the U.S. the picture continues to be a challenging one with cataract down 13% year-over-year and almost 15% quarter-over-quarter. Despite the positive launch of the aspheric collamer lens in April and the CMS ruling on the Toric IOL, our business has continued to face challenges. Whilst the aspheric collamer has been very well received, it has not made up for the erosion of our silicon business in the U.S. where we have yet to see the benefits of an aspheric product or an NTIOL ruling on our lenses. In addition, following the CMS ruling on Torics, we have seen the new competition erode some of our business in non-core accounts. We view the ruling as a very positive factor in the medium term, but for the moment we’re seeing mixed results.

A key factor that has overshadowed our efforts in the U.S. has been STAAR’s election not to renew the remaining two regional manufacturer’s representative’s contracts which expired at the end of July. Let me give you some background.

STAAR’s traditional route to market in the U.S. has been through a two tier independent sales force consisting of regional representatives contracting to STAAR and more local territory representatives called TRs. This method of promoting sales was reinforced in the year 2000 with the signing of long-erm contracts with independent regional representatives, the last two of which expired at the end of July. As these contracts have come up for renewal, STAAR has declined to renew them in order to achieve more flexibility and control in its sales organization and over the last year or so STAAR has moved to a mixed arrangement of direct and independent sales.

As the last two contracts with regional representatives covering the Southwest and Southeast approached the end of their terms, STAAR explored the possibility of continuing to work with these long-time associates of the company on a more flexible basis to address the continued erosion in domestic cataract sales and the need to modify sales tactics for the refractive market. When it became clear such an arrangement would not be possible, STAAR elected not to renew the original agreements under similar terms and conditions. Instead we decided to use the transition as an opportunity to incorporate the regions into the nationwide restructuring of our sales organization and more thoroughly update our U.S. go-to-market strategy.

We’ve managed this kind of transition before in the Great Lakes region with little short term down side and promising early results with our new regional manager. We believe we can do the same in these regions. Let me explain why.

The two exiting RMRs were agents, not distributors for STAAR, so our team already has significant relationships with our customers who order directly through STAAR and interact with us as well with the agents. In addition, we found in the Great Lakes that a great number of the TRs were eager to continue working with STAAR even after the regional representatives’ contracts terminated and we have some positive signs, albeit at an early stage, that many long term associates of STAAR in the two affected regions wish to continue selling our products.

Through the launch of the ICL and the introduction of direct employees and practice development and proctoring over the last three years, STAAR’s increased its contacts and reach with customers across the country. In moving forward we have a clear view of the go-to-market structure and with the expiration of these contracts, implementation can accelerate.

I’m going to hand over to Robin Hughes, our VP of Marketing, to outline in a little more detail that strategy. Robin.

R.	Hughes

Thanks, Dave. The core of our new strategy is the need to bring greater focus to our sales and marketing efforts in the U.K. to the net U.S. market.

The launch of the ICL has been promoted by a single cataract ICL sales team and this has negatively impacted both the focus of our sales effort and the selection of customers. The sales effort and messaging behind the ICL has been diluted by the need to also promote our cataract products and customer selection has been driven by cataract relationships rather than refractive market potential.

Our strategy going forward is to separate our refractive and cataract sales effort in the U.S. The refractive sales force will operate in teams of three, an applications or proctoring specialist, a practice development specialist and led by a refractive sales manager. We will have six of these teams and already have over 50% of this group recruited. All refractive team members will be direct employees of STAAR.

The cataract sales force will be similar to its current structure, but managed by four, rather than six, regional sales managers. This sales force will have both direct and indirect or independent sales individuals. The cataract sales team will retain some responsibility for the ICL to ensure we have a smooth transition and do not lose any momentum. However, its primary focus will be to drive growth in the cataract business and to expand our market share. This cataract specific focus will be critical as we launch our new and upgraded range of IOLs and injector systems later this year and in early 2008.

With regard to cost of the new sales structure, we believe the direct refractive organization will ultimately be self-funding, but in the short term we will look to offset much of the incremental cost through the realignment of our overall sales and marketing expenses.

In addition to reorganizing the sales structure we also need to look at the repositioning of the ICL. The majority of our customers currently reserve the ICL for only high myopes. This limits usage to around 2% of the eyes they currently treat. Yet these surgeons are delighted with the clinical outcomes and their patients are extremely satisfied, usually the most satisfied of the patients they treat so the product clearly delivers on its promise.

To stimulate an increased usage we need to have the ICL presented as an option to more patients, more of the time and across the entire diopter range, not only where Lasik and PRK are not an option. To make this happen we will reposition the ICL as a practice-building technology, not just as a product that delivers exceptional visual outcomes. It has been well established that patient referral is the key volume builder for refractive practice, patient referral from satisfied patients.

The ICL has a patient satisfaction profile as good if not better than Lasik across its diopter range and is definitely superior in the moderate to high myopes, but the biggest opportunity for improving patient satisfaction versus PRK. In practice building terms, PRK stands for “patient referral killer.” The vast majority of PRK patients experienced significant discomfort and are fairly miserable for the first two weeks post PRK. This is a time at which happy satisfied patients are out there referring friends and family.

To position the ICL as a practice builder, the practice needs to set a myopia threshold or cutoff the Lasik and eliminate PRK wherever possible. If there are reasons why a patient is not a candidate for Lasik, then they should switch to a different technology, one that will ensure greater patient satisfaction rather than compromising with PRK, switched to the Visian ICL.

A practice adopting these treatment guidelines would initially be treating around 5% of their patients with the ICL and increase to 10% to 15% as patient referrals build around the visual outcomes offered by the ICL technology. The great thing is that overall practice volume will more likely grow in a PRK-free environment.

There are certainly other considerations for a refractive practice moving to the new technology such as the surgeon’s own assessment of the relative benefits to the patient, the relative costs, integration into the practice and patient acceptance, but they will have the support of our highly trained applications and practice development specialists to assist with their transition. The alternative is for the long term profitability and potential survival of their practice at risk if they continue to perform patient referral killing procedures.

The delivery of this message is our mission going forward and the newly aligned sales structure will allow us to deliver it more consistently and in a more coordinated fashion. We believe this change will have a very positive impact as early as the fourth quarter.

With that, I’ll turn the call over to Deborah for review of the second quarter financials.

D.	Andrews

Thanks, Robin. Good afternoon, everybody.

Our release this afternoon provides significant financial detail on the quarter’s progress so my comments will be limited to specific highlights of the second quarter. We’ll answer any questions you might have about our financial results during the Q&A session.

Sales for the second quarter were essentially flat versus Q2 2006 and Q1 2007. While sales grew 13% in international markets, sales in the U.S. declined 16%, thereby offsetting the growth.

Total Visian ICL sales were $3.9 million, an increase of 16% compared to $3.3 million reported for the same period of 2006 and 6% over the $3.6 million in sales achieved in the first quarter of 2007.

ICL growth was driven by strong international sales, which grew 32%. U.S. Visian ICL sales, which were essentially flat for the first quarter of 2007 and down 14% versus Q2 2006, were approximately $1.1 million. International ICL sales totaled $2.8 million. For comparative purposes, U.S. Visian ICL sales were $1.2 million in the second quarter of 2006 and international ICL/TICL sales were $2.1 million. During the second quarter of 2007, ICL sales represented 26% of total sales compared to 23% last year and 24% in Q1 2007.

Overall second quarter cataract product sales were $10.9 million, down 1.8% compared with $11.1 million last year and down slightly from the $11 million reported in the first quarter of 2007. Second quarter total cataract sales were driven by growth in the international markets, particularly Germany, and offset by contraction in the U.S. cataract market.

In the U.S. market, cataract sales were $4 million, a 2% increase compared with the $3.9 million reported in the first quarter of this year, but down 14.7% compared with the $4.7 million in the second quarter of last year.

In international markets, cataract sales grew 7.7% to $6.9 million in the second quarter compared with $6.4 million last year. Cataract sales growth in the German market remained strong and was up 8% to $4.1 million compared with $3.3 million last year.

Gross profit margin was 48.5%, up slightly from 47.8% reported in the second quarter of 2006. The increase is the result of a shift in mix to higher margin ICLs partially offset by increased freight and manufacturing costs.

We ended the quarter with $16.1 million in cash. During the second quarter we used approximately $4.2 million in cash for operating activities compared with $2.5 million used in the second quarter of last year and $2.7 million used in the first quarter this year. The increase in cash use for operating activities is primarily due to payments made in connection with the Domilens investigation, costs incurred in evaluating financing options, interest expense of the Broadwood note and increased salaries and benefits.

During the second quarter the company raised approximately $16.8 million in net proceeds from the placement of common stock. We utilized a part of these proceeds to repay $4 million under a note from Broadwood Partners LP and our $1.8 million UBS loan. The bank had no bank debt at the end of the quarter.

Looking ahead, our goals for 2007 are to implement a new sales strategy in the U.S. that focuses on a direct sales channel for the ICL, support a more incentivized sales structure for our cataract products and launch new products that should enable us to compete more effectively in the U.S. market.

With that, I’d like to open up for questions.

Operator

Thank you. We will now begin the question and answer session. As a reminder if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. And if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from Joanne Wuensch with BMO Capital Markets. Please go ahead.

J.	Wuensch

Hi. Thank you very much. Could we please pick through this direct sales effort that you’re going to be building? You talked about six different teams. How many people are on those teams and how much is it going to cost and how should we think about your SG&A on a go-forward basis?

D.	Bailey

Just a broad brush of that. As Robin said, the teams consist of a cell of three people. Actually we’ve got two of those already on board because we built the proctoring force before we launched the ICL and then we’ve gradually added in practice development so a number of people in that resource is already in the SG&A. We are recruiting refractive specialists so, for example, in the Southwest, that person will start the middle of the month so that will be an incremental expense.

We have about 50% of those cells in place at the moment. The intention is to recruit and add those and realistically that will take time, recruitment takes time. We’re interviewing now. And then there’s surely some incremental spend there, but there’s also some offset as we look at the changed structure overall. And we’ll also be looking internally at efficiency to help partly fund that.

I don’t expect dramatic increases. Some of it’s already built in. There’s offset with commissions, etc., that allow us to move in that direction so broad brush I would say we will be increasing because we want to keep the level of commission for the independent sales force at the same current levels, if not incentivizing for growth. Nick’s got some exciting ideas around that. So some increase, but some offset in the medium term.

Plus critically, as the cells come together we’ll look to see them delivering and see how effective implementation is so we’ll be able to tweak and/or delay or accelerate depending on the success of the strategy. But overall Robin, myself and Nick are pretty excited about that change and that implementation.

J.	Wuensch

Okay. The gross margin in the quarter is 48.5% which is roughly where it’s been for at least six quarters. At what stage do we start to see that kick up?

D.	Andrews

That’s largely dependent on increased sales of our high margin ICLs so as that grows in the U.S., that’s when you’ll really start seeing acceleration of gross profit margin.

J.	Wuensch

Okay and then my final question is cash. What is your current thinking regarding even after this last raise, given the sales force, there’s going to be some adjustment period. Obviously you need to work with the FDA. What is your current thinking on that?

D.	Andrews

We have a number of thoughts on that. Obviously we’re looking at all of our projects currently with the idea of making investments in our sales force. We need to look at all the projects we have on the table. Some of these projects we need to accelerate. We need to accelerate projects that drive our revenue growth to the largest extent possible. We need to slow certain other projects down and we probably need to stop non-critical projects.

With the addition, as we build our senior team particularly with industry, those people with industry experience, we should be able to leverage their experience to drive efficiencies and cost savings in their areas. This will make each department more effective and efficient and should drive again cost savings.

We need to take steps to get a better rate of return on our sales and marketing investment. We’ve discussed the reorganization which will allow us to effectively control the go-to-market strategy on the ICL and take control over that product in the various regions in the country. And obviously sales growth on the ICL gives us the fastest rate of return as we’ve seen in international.

Additionally, we have a number of options that we’re free to explore with the expiration of the RMR agreements that could potentially drive revenue growth without compromising our go-to-market strategy worldwide. So we look to execute on all of those objectives and continue to monitor cash and manage cash on a very detailed level on a daily basis.

J.	Wuensch

Okay. I’ll get back in queue. Thank you.

Operator

Thank you. Our next question is from Clay Wilson with Needham & Company. Please go ahead.

C.	Wilson

Thanks for taking my call, I appreciate it. I had a couple questions about the FDA and the TICL. I was wondering if you could talk us through a little bit some of the timelines now that we’re looking at here and exactly what you’re going to have to do and what the milestones would be that we would be looking for over time with the FDA process?

D.	Bailey

Clay, first off the key thing to point out is what we’re currently grappling with is a new product approval, not something that is holding back our existing business. In that process we received a warning letter which was followed on from the clinical audit that we had. We responded to that at the end of July and we asked for more time to do that because we wanted a full and robust response. We submitted that before the revised deadline that we were given. FDA gave us an extension until August 1st.

Following on from submitting that, as our press release points out, on Friday we got a clear direction from ODE which followed on from that warning letter submission and that we’re going to follow through on and are happy to do that. We’ve got a clear way forward there.

We’ve got to work in conjunction with them to do 100% inspection and I wouldn’t want to put an exact timeline on that, we’re just looking, but we’ll expedite that as quickly as possible.

We’ve also in the same correspondence from ODE in going through that 100%, if we pick up any discrepancies or inconsistencies, then we can make changes in the database, rerun and resubmit and once that’s resubmitted then ODE will continue from where they left off and continue to look at the file.

We’d actually had indications up until very recently that they were looking at the data in the file until we got the correspondence on Friday. We’re just assimilating that. We got the correspondence on Friday, we’re working through it. But the steps are, complete the audit, see if there’s any implications on rerunning tables. We hope that won’t be the case. Rerun those and resend them and then we would expect ODE to pick up in reviewing and asking any questions. Once they pick that up, then the six month clock window opens and ODE can ask us any additional questions and each time a question comes the clock is put on hold.

We’re going to work through that diligently and in conjunction with this focus in the U.S. on realizing our sales effort around the ICL where, as Deborah was saying, we get the biggest return on any investment in terms of increased sales, we’ll run the two in parallel. I think one credible thing is that we’re determined to get the TICL approved in the U.S. We’re making best efforts to do that. We think it’s a great product that has major benefits for patients, but at this stage I think the need for the TICL in the U.S. market is secondary to the critical repositioning that Robin talked about. Robin, do you want to comment?

R.	Hughes

I think the key thing there is if you look at the potential, the number of eyes that are out there to be treated with the current ICL product versus the TICL, there are twice as many eyes out there that could benefit from the ICL as the TICL. So our critical part to move forward is to get the overall repositioning of the ICL in place so that it’s being offered to a much wider range of patients. Then when we get to launch the TICL we’ll see an even greater impact. But in the absence of us being successful with the new repositioning of the ICL, the TICL will not have such a dramatic impact on our overall business.

D.	Bailey

That said, Clay, we’re determined to continue with the process. We have a clear way forward from ODE. We’ll be working with them. Rob will be leading that challenge and we look forward to responding accordingly.

C.	Wilson

Thanks. And will the new personnel and the new regulatory talent that you’ve hired, are you now fully applying your resources or is this sort of a process of getting up to speed at this point?

D.	Bailey

Rob’s here. Do you want to comment on that?

R.	Lally

Hi, Clay. Yeah, it’s motivating the team to do that. They’re now fully deployed on getting their new positions sorted and looking forward to early resolution of this long outstanding matter.

C.	Wilson

Okay. Rob, previous to this you were at Bausch & Lomb, correct?

R.	Lally

No, Vistacon, the Johnson & Johnson company.

C.	Wilson

Vistacon, okay.

R.	Hughes

There’s a Rob and a Robin. I’m Robin. I was previously with Bausch & Lomb.

C.	Wilson

Okay, sorry about that.

D.	Bailey

That’s all right. We’re trying to confuse everybody. But Robin is marketing, Rob’s clinical. We’re very focused on that, we have a clear way forward, Clay.

C.	Wilson

Okay. And with regard to cataracts, it seems like a number of things coming together in the cataract situation right now. You mentioned among other things some new competitive pressures, etc., and I was wondering ... I know that right now you’re focused principally on the ICL, but I was wondering with regard to cataracts what your strategy, what your thoughts are with all the different issues there going forward. I know you have a lot of new products, but is it just basically right now a matter of getting this new sales force reorganized? Is that the key to the cataracts as well?

D.	Bailey

I think the key to the cataract, as we’ve said on previous calls, is strengthening the product offering. We’ve laid out in the press release the products with the timeline windows and you can see all those projects come to fruition over the ‘08 period. We took the steps with Craig Felberg to underscore delivery as part of our commitment to the sales force to get those products in their hands.

I think this sales force realignment actually plays to the strengths of the independents in the sense that we’re strengthening the cataract offering and at the same time we’re asking them to do less on ICL so that they can fully mobilize on cataract where they’re extremely good, we’ve talked about that in the past, and where they have very good relations with cataract surgeons.

I think it’s two things. It’s delivering on the R&D projects like the Aspheric Collamer three-

piece and the other enhancements to use those to get the sales force excited and to get them very focused on the cataract surgeon so that we can turn the U.S. sales around. I think it’s a dual pronged, it’s a dual strategy there and I think this realignment will help.

We don’t want to disengage them from the ICL fully. We want them involved, but we want to ask them to do less as the direct triangulated team comes in, but we don’t want them disengaged. But by asking them to do less, then they can mobilize around cataract and we can reasonably expect to then make the most out of the new products that are coming out of the pipeline.

C.	Wilson

Thanks. And just as a housekeeping item, could you repeat one more time. I think I got it properly in my notes, the cataract sales U.S. and O.U.S.?

D.	Andrews

Cataract sales in the U.S. were about $4 million in the U.S. and outside $6.9 million.

C.	Wilson

Great. Thank you very much. I appreciate it, thank you.

D.	Bailey

Thanks, Clay.

Operator

Thank you. Our next question is from Mark Malcolm, private investor. Please go ahead.

M.	Malcolm

Thank you very much for taking my call. Following up on Clay Wilson’s questions, you’re apparently continuing to have an adoption or reorder problem with your existing ICL physicians in the U.S. For example, you have what, 352 or thereabouts physicians certified at the end of first quarter. Do you have any idea how many reordered during the second quarter out of that group?

D.	Bailey

Robin, do you want take that?

R.	Hughes

Sitting here, I do not have the exact number of people that have reordered.

M.	Malcolm

Just take guess. Half, three-quarters?

R.	Hughes

As I say, I think the number of people that have reordered is well over sort of half to two-thirds of those customers. The issue is, and the one that I talked to in my opening comments is that when an account has got the product positioned for the very high myopes, when they start with the ICL and become certified, a number of them have like five or 6 patients that they haven’t been able to treat in the last two or three years and you see a number of those patients being treated early and you then see the volume usage of an account drop as though waiting for the higher myope to come into the practice.

It’s wrong to assume that if we’re not seeing these accounts reorder on a regular basis that they’ve decided to not or stop using, to stop using the ICL product. It’s a case of with the current positioning there, they’re not seeing a huge number of patients which gets to the point that unless we can reposition the ICL lower down the diopter range and specifically for the PRK patients, we’re not going to see the level of usage per account that we need for this product to be truly successful into the future.

Operator

Thank you. Our next question is from Rick Dauteuil with Columbia Management. Please go ahead.

R.	Dauteuil

I have actually a couple of questions. The two RMRs whose contracts expired at the end of July, can you give us a sense of their cut of compensation or commissions that now go away that I guess would be theoretically offsets to this sales force build that you’re doing?

D.	Bailey

The RMR gets a portion of the commission and the TR gets a portion of the commission. It would be wrong to assume that just because the RMR has gone away that whole amount of commission goes away. But what it does is it gives Nick flexibility to work with the different people to appropriately incentivize around the new structure. I would not look at it so much as the company saves all that money. There is some opportunity for finessing there. I would look at it more that it gives us flexibility to incentivize and structure accordingly. Nick’s using that tool I think actively in his discussions with all of the independents that are affected by the change, Rick.

R.	Dauteuil

Okay.

D.	Bailey

You know there’s a significant amount of money there.

R.	Dauteuil

Yeah, but you’re going to spend it is what you’re saying. You’re going to spread it out to these independent people as opposed to it being incremental to some of the things that you’re doing proactively in building these teams. Is that what I’m hearing or not?

D.	Bailey

No, you heard very distinctly from Robin in his remarks that there would be some offsets as we look at this different structure so there’s some incremental but there’s some offsets and some of those offsets are either coming from a reduction in the regional management force around cataract just because of this self-selection or a realignment of territories where we might have larger territories. So there’s some incremental from the direct ICL adds, but a number of those adds are already in G&A and there are some offsets, but not all of it is a total offset.

R.	Dauteuil

Okay. The other question relates to your Toric comments in today’s release and on this phone call. You responded on the 31st and they responded to you on the 3rd, or was their response to you completely independent of your response to them?

D.	Bailey

I believe it would be completely independent just because of the timing.

R.	Dauteuil

Okay. I mean to me they’ve never responded that fast on anything that you’ve ever dealt with them on. So they had already made up their mind on what they were going to do with you on this matter.

D.	Bailey

Well, Rick, just a couple of comments. I think it was independent because it’s different departments, but with the caveat that I’m sure those different departments were communicating in the interim and the letter came independently of our response to one of those departments.

R.	Dauteuil

Okay. I’ll get back in queue. Thanks.

Operator

Thank you. Our next question is from Jack Fraser with Seamark Capital. Please go ahead.

J.	Fraser

Hi, guys, a couple questions. First, what was the proctored doctor count at the end of the second quarter?

R.	Hughes

I think the total number of surgeons that were certified as per our website count were 424.

J.	Fraser

Okay, thank you. And then more broadly, maybe philosophically though I think we all understand the targeting of the ICL in the U.S. towards replacing the PRK procedure. Is that ultimately too narrow of a targeting and isn’t this product of a caliber that lends itself to a broader application within the surgeon’s practice?

R.	Hughes

There’s a couple of points on that. If you look at the uptake of PRK in the last year or so, around about 15% of eyes are now treated with PRK. I’ll first talk more broadly then bring it back to your question.

But if you look at the recent increase in PRK, it coincides with the flattening or decline in the overall refractive volume in the U.S. and that really doesn’t come as a huge surprise because Lasik volume is not guaranteed. It’s driven by a balance of satisfied patients versus patients that are not so satisfied. If you look back sort of in 1999 to the 2000 timeframe, the whole refractive volume in the U.S. was going backwards and it was only the introduction of the technology like custom Lasik and Intralase that were really sold on the basis of improved patient outcomes and improved patient satisfaction that really turned that around and boosted it to the higher level where it currently is. But in the last two to three years it’s been flat because the impact of those positive technologies being offset by the impact of PRK.

When we’re talking about the ICL as a practice builder it’s not just looking at the individual practices within the market. There’s a real concern there that if this PRK trend continues you’re going to see an overall decline in the U.S. Lasik volume which will impact every single center out there.

But now to bring it back to your question. We’ve got like 15% of treatments being with PRK and then if you look at the range of eyes that are treated by refractive surgeons into say the seven to 10 diopter range, you’ve got about another sort of 10% there. So with our positioning of going after the moderate to high myopes and the PRK patients, you’re looking around about 25% of the refractive procedures in the U.S. and out of 1.5 million we would be happy with a very small piece of that if that was going to the ICL.

And finally in answer to your question being positioned for PRK and for moderate to high myopes gives us a huge opportunity in the U.S. market and a huge opportunity to grow our ICL volume.

D.	Bailey

To my mind, just to build on Robin’s comment quickly. If you get it positioned as a practice builder then you’re going to see the full potential of the product because as a practice builder versus an obvious PRK and versus obvious higher myopes, then the doctor will decide where the ultimate endpoint is. But what will motivate him in our opinion is if in combination with the great outcomes, which are undisputed for the product, if you get the vehicle of the practice builder behind it or the motivation of it being a practice builder that’s giving you positive referrals, then we really see that as the kind of catalyst to getting the full potential for the product which is not just PRK, it’s not just the higher myopes, but potentially it’s a nice portion of the market.

J.	Fraser

Thank you for that, that’s exactly what ... I wanted to make sure I understand. In fact you really have not narrowed your ultimate market, you’ve just used this as the primary strategy in the near term?

D.	Bailey

It’s the primary strategy to get it positioned with the doctor as a practice builder, not just as a product that gives great outcomes because we see that as being critical to being the motivator to get it used more broadly wherever that ends up.

J.	Fraser

Great. I’ll get back in queue. Thanks.

Operator

Thank you. Our next question is a follow up from Mark Malcolm. Please go ahead.

M.	Malcolm

Thank you. Actually I have three questions to ask. One is focused as a follow up on the ICL. One is in dealing with your cataract product and the third is dealing with cash flow. I’ll deal with cash flow first.

Right now for what Deborah provided, having $16 million in cash versus plus or minus a little bit, having $4.2 million in the last quarter and most of your cataract business product offerings are really in 2008, how do you expect to deal with what is likely another first quarter cash crunch in 2008? You’ve addressed some of the steps in the intermediate, but as you introduce new products, you obviously have to have adequate cash reserves.

D.	Bailey

Mark, let me comment first and then Deb might want to add because Deb said a lot of remarks on this in terms of looking at efficiency, looking at a more effective structure now that we’ve brought in some top level people who have a lot of industry experience in different areas to deciding to drive different projects.

But the key thing is to ... ultimately we’re not going to achieve what we’re looking for by cutting, but we will make ourselves more efficient. We’re going to achieve what we’re looking for by top line sales growth and the place we have to drive the top line sales growth is in the U.S. and specifically with the ICL and we need to get a better return on our investment in terms of what we’re spending in sales and marketing.

I think what we’ve talked in detail about on this call with this repositioning is geared to drive that sales growth which gives us the fastest return and ultimately is a real cash generator for the company as we see in international.

Our refractive business out of Switzerland is at very high margin, very cash generative and we have that opportunity in the U.S. So simply put, we’ve got to drive that refractive volume. It’s been stuck in terms of the numbers yet we’ve been proctoring more surgeons and I think the things we’ve talked about are critical to drive that.

Now at the same time we will look at efficiencies, we will look at effectiveness. Deb has shown very clearly she can manage cash very tightly. The one-off charges that we got in Q1 were certainly not ... sorry in Q2, are not to be repeated and we’re going to look and explore every opportunity to drive that cash flow so we’re very focused on that.

M.	Malcolm

I understand that fully. Focusing with the cataract product, on that you indicated in the press release that the U.S. unit sales of three piece collamer product was up 39% for the quarter, but I didn’t hear anything about the split between the aspheric and the standard three piece collamer in terms of those sales and I didn’t hear any comment really generated about the relative success in the aspheric release.

D.	Bailey

Robin, do you want to answer the question?

R.	Hughes

Yeah. I think if you look at the sales that we had in the second quarter we saw rapid uptake and I think in the month of June it was around about sort of 40% to 50% aspheric versus the overall franchise.

D.	Andrews

For the quarter it was 32%.

M.	Malcolm

Say again.

D.	Andrews

For the quarter it was 32%.

M.	Malcolm

Thank you.

D.	Bailey

And you’re not seeing that growth with total cannibalization. You’re not seeing that switch with total cannibalization. You’re getting some growth in there as well. I think that’s critical to point out, Mark.

M.	Malcolm

I understand. With the silicon aspheric that you plan to release later this quarter, is that the same lens that you use with KS-3AI or is that a new aspheric?

D.	Bailey

It’s a slightly new aspheric. It’s the same design in terms of principle as the aspheric on the collamer which is a design that’s optimized for the eye versus an eye model.

M.	Malcolm

I understand. In other words it’s more competitive than the KS-3AI aspheric versus the Technis.

D.	Bailey

Yeah, I would say the lens we’re designing is designed to be superior in the aspheric performance.

M.	Malcolm

Understand, but the key point is given some of the research articles that have come out more recently on the aspheric, that is extremely good news to be hearing and I thank you.

There was an earlier comment that somebody made before I asked the question on the ICL side, how many ICL physicians were certified at June 30th. The answer you gave was 424. That’s what you currently have ICL certified according to the site. I thought it was closer to about 401 on June 30th.

J.	Hughes

Sorry, Malcolm, you are correct. It was me that answered that question. Yes, I was quoting the launch date number. We did proctor over 20 eyes in the month of July so you are right. It is around about 401-402 that was year-to-date June.

M.	Malcolm

Understand. With respect to the ICL, the last question I have is also directly from the press release to get a clarification. The letter that you had from the FDA on August 3rd said that they were placing your application on hold, but then what you said in your press release is they also wanted you to do 100% data audit of patient records along with clinical systems audit to ensure accuracy and completeness of data before resubmitting the application. Between having an application on hold versus resubmitting I’m unclear. Which is the case?

D.	Bailey

The application is on hold and what we have been instructed is that as a result of the audit, if we find any changes that need to be made, then following those changes ODE will accept those changes as a supplement to the existing application. Correct, Rob?

R.	Lally

That’s correct. It’s submitting amended data if that’s found to be necessary.

D.	Bailey

It’s on hold and then you move forward.

Operator

Thank you. Our next question is from Rick Dauteuil with Columbia Management. Please go ahead with your follow up question.

R.	Dauteuil

Yeah, just to clarify the burn rate of I think you said $4.2 in the quarter. How much of that was due to these one time things, the investigation in Germany, the financing efforts that you referred to? How much was operational? How much was special one time?

D.	Andrews

About $1.2 million was one time and the rest was operational.

R.	Dauteuil

Okay. Any thoughts on the direction of the adjusted number then as we look at this quarter and going forward?

D.	Andrews

I think I’m not really ready to give any kind of forecast for the future other than to say we continue to manage it tightly and it will be largely dependent on the acceleration of sales in the U.S. It should be obviously lower than first quarter would be as we don’t have the same audit costs and all these one-off costs but I don’t expect significant decreases or increases over where we’ve been running unless the level of expenses go up significantly which we’ll be managing and/or sales decrease for whatever reason.

R.	Dauteuil

Okay. I mean historically the quarter that we’re presently in is because of your exposure internationally and in particular Europe tends to be a weak quarter. Is that likely to be the case?

D.	Andrews

Also there’s not a lot of ... because everybody’s going on vacation there’s not a lot of activity in terms of shows or anything like that that drive costs in the third quarter. It’s usually our smallest cash burn quarter.

R.	Dauteuil

Okay. Thank you.

D.	Bailey

We’re watching expenditures very tightly.

R.	Dauteuil

Thank you.

Operator

Thank you. Management, there are no further questions at this time. Please continue with any closing remarks you may have.

D.	Bailey

Great. I would like to thank everybody for their participation. I think the quarter represents a milestone for the company in terms of the realignment of U.S. sales and I’d just like to close by thanking those people in the field who are not coming with us going forward, I’d like to thank them for their contribution in the past and for the ones who have expressed an interest to realign and come into the new structure, I’d really like to thank you for your loyalty and we look forward to continuing dialogue with you. Thank you very much.

Operator

Thank you. Ladies and gentlemen, this does conclude the STAAR Surgical second quarter 2007 conference call.